UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 01, 2024

CERUS CORPORATION

(Exact name of Registrant as Specified in Its Charter)

Delaware	000-21937	68-0262011
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1220 Concord Avenue, Suite 600
Concord, California		94520
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: 925 288-6000

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.001 per share	CERS	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(d) Upon the recommendation of the Nominating and Corporate Governance Committee of the Board of Directors (the “Board”) of Cerus Corporation (the “Company”), the Board extended an offer to join the Board to Dean Gregory, and on July 1, 2024, Mr. Gregory accepted such offer to join the Board, effective July 1, 2024. Mr. Gregory will serve in the class of directors whose term of office expires at the Company’s 2027 annual meeting of stockholders and until his successor is duly elected and qualified, or until his earlier death, resignation or removal. Mr. Gregory is the former President, Global Commercial Operations, Med Tech for Fresenius Kabi.

Pursuant to the Company’s Amended and Restated Non-Employee Director Compensation Policy, adopted by the Board on June 4, 2024 (the “Director Policy”), as a non-employee member of the Board, Mr. Gregory is entitled to receive an annual cash retainer in the amount of $45,000 for his service as a Board member, paid in quarterly installments and pro-rated based on the number of days Mr. Gregory will serve on the Board for the first quarter in which he provides service. As a non-employee director, Mr. Gregory is not entitled to perquisites or retirement benefits. A copy of the Director Policy will be filed with the Securities and Exchange Commission as an exhibit to the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2024.

In connection with his election, Mr. Gregory received a restricted stock unit award (“RSU”) under the Company’s 2024 Equity Incentive Plan (the “2024 Plan”) and pursuant to the Director Policy for 60,000 shares of the Company’s common stock, with such RSU vesting in three (3) annual installments following the date of grant, and subject to Mr. Gregory’s continued service on the Board.

Mr. Gregory will automatically receive pursuant to the Director Policy an RSU for the number of shares of the Company’s common stock equal to (x) $200,000, divided by (y) the average daily closing sales price per share of the Company’s common stock for the thirty (30) market trading days immediately prior to the grant date or such other amount as determined by the Compensation Committee of the Board (the “Annual RSU”), on the date of each annual meeting of the stockholders of the Company if he has been a member of the Board for at least twelve (12) months prior to the date of the applicable annual meeting and is serving as a non-employee director as of such date. The Annual Option will vest, in full, on the later of the first anniversary of the grant date, or the day prior to the next annual meeting, subject to his continuous service through the applicable vesting date. Annual equity grants under the Director Policy are non-discretionary. In the event of a “change in control” of the Company, as defined by the 2024 Plan, all outstanding equity held by Mr. Gregory will become fully vested immediately prior to such change in control event, subject to Mr. Gregory’s “continuous service,” as defined by the 2024 Plan, to the Company at such time.

In connection with Mr. Gregory’s election to the Board, he and the Company will enter into the Company’s standard indemnity agreement for the Company’s directors and officers, which requires the Company to indemnify Mr. Gregory, under the circumstances and to the extent provided for therein, against certain expenses and other amounts incurred by Mr. Gregory as a result of being made a party to certain actions, suits, proceedings and the like by reason of his position as a director of the Company.

A copy of the press release announcing the appointment of Mr. Gregory to the Board is attached as Exhibit 99.1 to this current report and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

The following exhibit is furnished with this report.

99.1 Press release, dated July 2, 2024, entitled "Cerus Corporation Announces Appointment of Dean Gregory to Board of Directors."

104 Cover Page Interactive Data File (formatted as inline XBRL and contained in Exhibit 101)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CERUS CORPORATION

Date:	July 2, 2024	By:	/s/ Chrystal N. Jensen
Chrystal N. Jensen Chief Legal Officer and General Counsel